Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED TRADES $1 BILLION OF LOANS WITH RIGHT TO REPURCHASE

SAN DIEGO, August 21, 2007 – Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that it has entered into an agreement to trade approximately $1 billion of loans under a 90-day purchase agreement with an investor at an advance rate comparable to the advance rates the Company is currently receiving from warehouse lenders. The initial settlement of a pool consisting of approximately $500 million closed on Friday, August 17, 2007, with the remaining loans trading every other week as borrowers make their first payments due under the loan. The final sale of the loans is expected to occur by October 2007.

Under the agreement, Accredited has the ability but not the obligation, in its sole discretion, to repurchase all of the loans traded through mid-November 2007 at a premium to the advance rate. If the loans are not repurchased by the Company by mid-November, the Company’s call right to repurchase the loans expires and the investor will keep the loans with limited recourse to the Company.

James A. Konrath, chairman and chief executive officer, commented, “If the market improves to a rational level, our intention is to repurchase these quality loans by mid-November and sell or securitize them.”

It is anticipated that the transaction will neither produce nor use any significant liquidity at time of funding, as the advance rates received by the investor are comparable to the advance rates currently received on this collateral by the Company under its credit facilities. The transaction will reduce the Company’s exposure to margin calls on these loans since the agreement does not permit the investor to decrease the advance rate during the 90-day repurchase period.

Terms of the transaction include a small holdback reserve to allow the purchaser to reject loans that do not meet certain criteria.

Accredited has approximately $600 million of loans not covered by this agreement funded by warehouse credit facilities and Company cash.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and involve a number of risks and uncertainties, relating to the Company’s sale/financing of loans, satisfaction of claims against loans, repurchase of loans, retention of loans held for sale, and ability to repurchase loans at a premium and sell or securitize them in the near future, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.